(a)(x)

ARTICLES OF AMENDMENT

OF

SCUDDER INVESTORS FUNDS, INC.

SCUDDER INVESTORS FUNDS, INC., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "SDAT") that:

FIRST: The Charter of the Corporation is hereby amended to effectuate a reverse stock split of the Class A and the Class S shares of the Japanese Equity Fund series of the Corporation's Common Stock, pursuant to which: (i) each issued and outstanding Class A share (or fraction thereof) of the Japanese Equity Fund series of the Corporation's Common Stock shall be changed into and become 0.722293814 Class A shares (or fractions thereof) of the Japanese Equity Fund series of the Corporation's Common Stock, and the par value of the Class A shares of the Japanese Equity Fund Series of the Corporation's Common Stock shall be increased from $0.001 par value per share to $0.001384478 par value per share; and (ii) each issued and outstanding Class S share (or fraction thereof) of the Japanese Equity Fund series of the Corporation's Common Stock shall be changed into and become 0.726159794 Class S shares of the Japanese Equity Fund series of the Corporation's Common Stock, and the par value of the Class S shares of the Japanese Equity Fund Series of the Corporation's Common Stock shall be increased from $0.001 par value per share to $0.001377107 par value per share. In that regard, the first sentence of Article THIRD, Paragraph (1) of the Charter is hereby deleted in its entirety and in lieu thereof the following is substituted:

"1. The total number of shares of capital stock of all series and classes that the Corporation shall have authority to issue is 17,500,000,000 with a par value of one-tenth of one cent ($0.001) per share, other than the Class A shares of the Japanese Equity Fund series, which shall have a par value of $0.001384478 per share, and the Class S shares of the Japanese Equity Fund, which shall have a par value of $0.001377107 per share, to be known and designated as Common Stock. Such shares of Common Stock have an aggregate par value of $17,596,119.54 (using, for the purpose of this calculation, the highest par value with respect to the shares of the Japanese Equity Fund series)."

SECOND: The following provisions shall apply in order to effectuate the reverse stock split described in Article FIRST above:

(A) Each Class A share (or fraction thereof) of the Japanese Equity Fund series of the Corporation's Common Stock with a par value of $0.001 per share which was issued and outstanding shall automatically and without any action on part of the holder thereof be changed into 0.722293814 Class A shares (or fractions thereof) of the Japanese Equity Fund series of the Corporation's Common Stock with a par value of $0.001384478 per share.

WIP 2007 /Inf/PEA 38(b) 12/1/07/Exhibits

(B) Each Class S share (or fraction thereof) of the Japanese Equity Fund series of the Corporation's Common Stock with a par value of $0.001 per share which was issued and outstanding shall automatically and without any action on part of the holder thereof be changed into 0.726159794 Class S shares of the Japanese Equity Fund series of the Corporation's Common Stock with a par value of $0.001377107 per share.

THIRD: The amendments described above were approved by a majority of the entire Board of Directors of the Corporation. The amendments are limited to changes expressly authorized by Section 2-309(e) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation. The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by President and attested to by its Assistant Secretary as of the 12th day of November, 2005; and its President acknowledges that these Articles of Amendment are the act of the Corporation, and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:

, Assistant Secretary
Caroline Pearson

SCUDDER INVESTORS FUNDS, INC.

By: ____________ (SEAL)
, President
Vincent Esposito